Exhibit 99.1

Eversource Energy Reports Second Quarter 2015 Results

(HARTFORD, Conn. and BOSTON, Mass. – July 30, 2015)  Eversource Energy (NYSE: ES) today reported earnings of $207.5 million, or $0.65 per share, in the second quarter of 2015, compared with earnings of $127.4 million, or $0.40 per share, in the second quarter of 2014.  Second quarter results included after-tax integration costs of $2.1 million in 2015 and $4.5 million in 2014.  Excluding those integration costs, Eversource Energy earned $209.6 million, or $0.66 per share1, in the second quarter of 2015 and $131.9 million, or $0.42 per share1, in the second quarter of 2014.

In the first half of 2015, Eversource Energy earned $460.8 million, or $1.45 per share, compared with earnings of $363.3 million, or $1.15 per share, in the first half of 2014.  Excluding after-tax integration costs, Eversource Energy earned $466.9 million, or $1.47 per share1, in the first half of 2015, compared with $373.7 million, or $1.18 per share1, in the first half of 2014.

“We had an excellent first half of 2015 with financial performance consistent with our targeted 6-to-8 percent long-term earnings growth rate and our 2015 projected earnings of $2.75 to $2.90 per share,” said Thomas J. May, Eversource Energy chairman, president and chief executive officer.  “Additionally, we have continued to improve the service we deliver to our 3.6 million customers and are making solid progress in providing long-term solutions to the severe energy issues that have gripped New England over the past few winters.”

Electric Transmission

Eversource Energy’s transmission segment earned $80.4 million in the second quarter of 2015 and $147 million in the first half of 2015, compared with earnings of $43.9 million in the second quarter of 2014 and $118.8 million in the first half of 2014.  The improved results were primarily the result of the absence in 2015 of a second quarter 2014 charge and an increased level of investment in Eversource Energy’s transmission system.  Second quarter 2014 results included an after-tax charge of $32.1 million, or $0.10 per share, related to Federal Energy Regulatory Commission orders issued in June 2014 concerning the authorized return on equity for the owners of New England’s electric transmission system.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $121.6 million in the second quarter of 2015 and $252.1 million in the first half of 2015, compared with earnings of $83.4 million in the second quarter of 2014 and $195.6 million in the first half of 2014.  The higher results reflect higher distribution revenues and lower operations and maintenance expense.

The second-quarter earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$77.9	$36.0
NSTAR Electric	$81.6	$59.6
PSNH	$28.1	$24.1
WMECO	$14.2	$7.0

The first-half earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$145.7	$113.9
NSTAR Electric	$164.6	$117.2
PSNH	$60.1	$56.7
WMECO	$27.4	$25.1

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $5.3 million in the second quarter of 2015 and $61 million in the first half of 2015, compared with $2 million in the second quarter of 2014 and $54.1 million in the first half of 2014.  Firm natural gas sales rose 5.9 percent in the first half of 2015, compared with the first half of 2014, due to colder first quarter weather and an increased number of heating customers.  Firm natural gas sales rose 2.8 percent on a weather-adjusted basis.

Eversource Energy parent and other companies

Excluding integration costs, Eversource Energy parent and other companies earned $2.3 million in the second quarter of 2015 and $6.8 million in the first half of 2015, compared with earnings of $2.6 million in the second quarter of 2014 and $5.2 million in the first half of 2014.  Higher results in 2015 compared to 2014 were due in part to lower 2015 income tax expense.

The following table reconciles 2015 and 2014 second quarter and first six months earnings per share:

		Second Quarter	First Six Months
2014	Reported EPS	$0.40	$1.15
	Higher transmission earnings in 2015	$0.11	$0.09
	Higher retail electric revenues in 2015	$0.10	$0.22
	Higher firm natural gas sales in 2015	---	$0.02
	Lower non-tracked O&M in 2015	$0.06	$0.08
	Higher property tax, depreciation, and amortization expense in 2015	($0.06)	($0.12)
	Other	$0.03	---
	Lower integration costs in 2015 vs. 2014	$0.01	$0.01
2015	Reported EPS	$0.65	$1.45

Financial results for the second quarter and first half of 2015 and 2014 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2015	June 30, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$121.6	$83.4	$38.2	$0.38
Natural Gas Distribution	$5.3	$2.0	$3.3	$0.02
Electric Transmission	$80.4	$43.9	$36.5	$0.25
Eversource Parent and Other Companies	$2.3	$2.6	($0.3)	$0.01
Earnings, ex. integration costs	$209.6	$131.9	$77.7	$0.66
Integration costs	($2.1)	($4.5)	$2.4	($0.01)
Reported Earnings	$207.5	$127.4	$80.1	$0.65

Six months ended:

(in millions, except EPS)	June 30, 2015	June 30, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$252.1	$195.6	$56.5	$0.80
Natural Gas Distribution	$61.0	$54.1	$6.9	$0.19
Electric Transmission	$147.0	$118.8	$28.2	$0.46
Eversource Parent and Other Companies	$6.8	$5.2	$1.6	$0.02
Earnings, ex. integration costs	$466.9	$373.7	$93.2	$1.47
Integration costs	($6.1)	($10.4)	$4.3	($0.02)
Reported Earnings	$460.8	$363.3	$97.5	$1.45

Retail sales data:

	June 30, 2015	June 30, 2014	% Change Actual
Electric Distribution
Gwh for three months ended	12,519	12,536	(0.1%)
Gwh for six months ended	26,968	26,884	0.3%

Natural Gas Distribution
Firm volumes in mmcf for three months ended	15,702	15,895	(1.2%)
Firm volumes in mmcf for six months ended	65,083	61,445	5.9%

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

# # # #

Note:  Eversource Energy will webcast a conference call with senior management on July 31, 2015, beginning at

9 a.m. Eastern Time.  The webcast and accompanying slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy parent common shares outstanding for the period.  In addition, second quarter and first half 2015 and 2014 earnings and EPS exclude certain integration costs that are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our second quarter and first half 2015 and 2014 results without including the impact of the non-recurring integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements  through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory, public policy, and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for Eversource Energy’s products and services, which could include disruptive technology related to our current or future business model; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

###